Exhibit 99.1

Move, Inc. Announces Exercise of Option to

Purchase an Additional $15 million Convertible Senior Notes due 2018

SAN JOSE, Calif. — August 8, 2013 — Move, Inc. (NASDAQ: MOVE), the leader in online real estate, today announced that it in connection with Move’s private offering of 2.75% Convertible Senior Notes due 2018, the initial purchaser has elected to fully exercise its option to purchase an additional $15 million in aggregate principal amount of the Notes.  The offering is expected to close on August 12, 2013, subject to customary closing conditions.

With the exercise of this purchase option, a total of $100 million in aggregate principal amount of the notes will be sold.  The net proceeds from the offering, including the exercise of this purchase option, after deducting the initial purchaser’s discount and the estimated offering expenses payable by Move, are estimated to be approximately $96.6 million.

Move has agreed to use $25 million of the net proceeds from this offering to repurchase shares of its common stock concurrently with the offering in privately negotiated transactions. The share repurchase is expected to close on August 12, 2013.  Move intends to use the remaining net proceeds for general corporate purposes and possible future acquisitions or strategic transactions.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The notes will not be registered under the Securities Act or any other jurisdiction and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Move, Inc.

Move, Inc. (MOVE), the leader in online real estate, operates: realtor.com®, the official website of the National Association of Realtors®; Move.com, a leading destination for new homes and rental listings, moving, home and garden, and home finance; ListHub™, the leading syndicator of real estate listings; Moving.com™; SeniorHousingNet; SocialBios; Doorsteps; TigerLead®; and TOP PRODUCER® Systems. Move, Inc. is based in San Jose, California.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of the Company’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors which may cause the results of the Company, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements.  These risk factors and others are included from time to time in documents the Company files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks.  Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results.  The forward-looking statements included in this press release are made only as of the date hereof.  The

Company cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements.  Finally, the Company expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.